Exhibit 4.96

SHARE PURCHASE AGREEMENT

AMONG

ESSAR TELEHOLDINGS LIMITED

BPL COMMUNICATIONS LIMITED

CAPITAL GLOBAL LIMITED

HUTCHISON ESSAR LIMITED

AND

BPL MOBILE COMMUNICATIONS LIMITED

23 DECEMBER, 2005

i

12.	CONTINUING AND BINDING EFFECT OF AGREEMENT	15

13.	TIME OF ESSENCE	15

14.	CONFIDENTIALITY	15

	14.1 Confidentiality	15
	14.2 Public Announcement	16

15.	COSTS	16

16.	AMENDMENT	16

17.	WAIVER	16

18.	NOTICES	16

20.	SEVERABILITY	18

21.	GOVERNING LAW	18

22.	COUNTERPARTS	18

23.	SPECIFIC PERFORMANCE	18

23.	INTEGRATION	18

SCHEDULE 1	ENCUMBERANCES
SCHEDULE 2	REPRESENTATIONS AND WARRANTIES CONCERNING THE VENDOR
SCHEDULE 3	REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER
SCHEDULE 4	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
SCHEDULE 5	FORMAT OF PLEDGE OF SHARES
SCHEDULE 6	FORMAT OF PLEDGE OF BPL COM SHARES

ii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made this 23rd day of December, 2005

AMONG

1.	Essar Teleholdings Limited, a public limited company incorporated under the provisions of the Indian Companies Act, 1956, as amended, (the “Act”) and having its registered office at 77 Old No. 56, C.P. Ramaswamy Road, Abhiramapuram, Alwarpet, Chennai 600 018, India (“ETHL” “);

2.	BPL Communications Limited, a public limited company incorporated under the provisions of the Act and having its registered office at BPL Centre, No. 54, Richmond Road, Bangalore-560 025 (“BPL Com)”

3.	Capital Global Limited, a company incorporated under the provisions of the laws of Mauritius and having its registered office at BPL Centre XL-5115, Asish Building Shanmugham Road, Kochi-682 031(“CGL”)

4.	BPL Mobile Communications Limited, a public limited company incorporated under the Act, and having its registered office at BPL Centre XL-5115, Asish Building Shanmugham Road, Kochi-682 031 (the “Company”); and

5.	Hutchison Essar Limited, a public limited company incorporated under the Act and having its registered office at Hutch House, Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai 400 013, India (the “Purchaser”).

(ETHL, BPL Com and CGL shall hereinafter be collectively referred to as the “Vendors”)

RECITALS

A.	The Company is engaged in the provision of cellular mobile telephone services in respect of a category ‘A’ telecommunications circle in Mumbai, India.

B.	The Purchaser is engaged in the business of provision of cellular mobile telephone services in India.

C.	The Purchaser and BPL Com have executed a share purchase agreement on 25 November 2005 for the sale of 126,197,956 equity shares in BPL Mobile Cellular Limited (“BCL”), a company engaged in the provision of cellular mobile telephone services in Maharashtra, Tamil Nadu and Kerala on such terms and conditions as contained in the said agreement (“BCL Agreement”).

D.	As of the date of this Agreement, the authorized equity share capital of the Company is Rs. 1,360,000,000 divided into 136,000,000 equity shares of Rs. 10 each (each, a “Share”). As of the date of this Agreement, the issued, subscribed and paid-up share capital of the Company is Rs. 861,139,770 divided into 86,139,177 Shares of Rs 10 each.

E.	As of the date of this Agreement, the Vendors together with their nominees are the legal and beneficial owner of 86,137,177 fully paid up Shares, representing approximately 99.99% of the issued and outstanding equity share capital of the Company (such Shares, the “Sale Shares”) as follows:

(a)	8,605,360 shares (9.99% of the issued share capital) by ETHL (the “ETHL Shares”);

(b)	13,790,882 shares (16.01% of the issued share capital) by CGL (the CGL Shares”); and

(c)	63,740,935 shares (74% of the issued share capital) by BPL Com (the “BPL Com Shares”).

F.	At the request of the Purchaser, the Vendors have agreed to sell to the Purchaser and its nominees and the Purchaser has agreed to purchase from the Vendors, the Sale Shares, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each Party hereby agrees as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. All terms with initial capital letters used in this Agreement, unless the context otherwise requires, shall have the meanings set forth below:

“Accounts Date” shall mean March 31, 2005;

“Accounts” shall mean the audited balance sheet of the Company, the audited profit and loss account of the Company and the auditors’ report thereon, for the fiscal year ending on March 31, 2005, jointly audited by A. F. Ferguson & Co and T. Velu Pillai & Co., Chartered Accountants, together with notes to accounts and all other schedules attached thereto;

“Act” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Additional Deposit” shall have the meaning ascribed to such term in Section 3.1 of this Agreement;

“Affiliate” shall mean any Person that is, directly or indirectly, controlling, controlled by, or under common control with, any such first referred Person and any officer, director or controlling Person of such Person;

“Aggregate Liability Threshold” has the meaning ascribed to such term in Section 9.4(ii);

“Agreement” shall mean this Agreement, and includes the Recitals and Schedules to this Agreement, and any amendments to this Agreement effected in accordance with the terms of this Agreement;

“Applicable Limitation Date” shall mean 18 months from the date of filing of the audited accounts for the year ending 31st March 2006.

“Articles of Association” shall mean the articles of association of the Company as amended through the date of this Agreement;

“Authorised Dealer” shall mean the bank through which the Purchaser shall remit the CGL Purchase Consideration Amount to CGL.

“Board” shall mean the board of directors of the Company;

“Business” shall mean the business and operations of the Company involving the establishment, maintenance and operation of cellular mobile telephone services in respect of the category ‘A’ telecommunications circle of Mumbai, pursuant to the License;

“Business Day” shall mean a day other than a Saturday or Sunday, on which the principal commercial banks located in Mumbai are open for business during normal banking hours;

“Company” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Completion” shall mean the completion of the sale and purchase of the Sale Shares in accordance with the terms of this Agreement;

“Completion Date” shall mean a date agreed between the Purchaser and the Vendor falling within the 20 days immediately following receipt by the Vendors or the Purchaser (as applicable) of the notice of the fulfilment or the waiver of the last outstanding condition among the conditions set forth in Section 4.1 from the Party responsible for fulfilling such condition;

“Confidential Information” shall have the meaning ascribed to such term in Section 14.1 of this Agreement;

“Depository Participant” shall have the meaning ascribed to the term “participant” under the Depositories Act, 1996, as amended and will include the depository participant of the Vendor and the Purchaser as the case may be;

“Dispute” shall have the meaning ascribed to such term in Section 11(i) of this Agreement;

“DoT” shall mean the Department of Telecommunications of the Government of India;

“Encumbrance” shall mean any mortgage, pledge, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other Persons, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting rights, transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same;

“Governmental Authority” shall mean any government authority, statutory authority, government department, agency, commission, board, tribunal, stock exchange or court or other law, rule or regulation making entity having or purporting to have jurisdiction on behalf of the Republic of India or any other country or any state, municipality, district or other subdivision thereof;

“Governmental Authorization” shall mean any authorization, approval, consent, license or permit required from any Governmental Authority;

“IFRS” shall mean International Financial Reporting Standards;

“Indebtedness” shall mean, with respect to any Person (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (iv) all indebtedness of others referred to in clauses (i) through (iii) guaranteed by such Person;

“Indian GAAP” shall mean generally accepted accounting principles in India;

“Individual Claim Threshold” shall have the meaning ascribed to such term in Section 9.4 (i) of this Agreement;

“Initial Deposit” shall have the meaning ascribed to such term in Section 3.1 of this Agreement;

“KSIDC Shares” shall mean the 2000 equity shares of Rs. 10 each held by the Kerala State Industrial Development Corporation Limited in the Company;

“Laws” shall mean all applicable laws, statutes, ordinances, regulations, guidelines, policies and other pronouncements having the effect of law by any country, state, municipality, court, tribunal, agency, government, ministry, department, commission, arbitrator, board, bureau, or instrumentality thereof, or any other Governmental Authority, as currently interpreted and administered;

“Lenders” shall mean, collectively, all the banks and financial institutions which have lent money to the Company;

“License” shall mean the non-exclusive licence granted by the DoT to the Company to establish, maintain and operate cellular mobile telephone services in respect of the category ‘A’ telecommunications circle of Mumbai pursuant to the License Agreement no. 842-17/93/TM dated November 30, 1994;

“Long Stop Date” shall mean June 30, 2006;

“Loss(es)” shall mean all or any damages, claims, penalties, fines, costs, amounts paid in settlements, liabilities (including liabilities for Taxes and liabilities and costs associated with the release or discharge of any Encumbrances), obligations, losses and expenses, and fees, including, without limitation, court costs, attorney’s fees, disbursements and expenses;

“Material Adverse Effect” shall mean a material and adverse effect, financial or otherwise, on the Company or the Business, and either resulting in any of the Licences being terminated or having a minimum negative financial impact on the Company of Rs1,000 million;

“Material Contract” means:

(i) any Contract, for the purchase of any property with any supplier or for the furnishing of services to the Company, under the terms of which the Company must pay or otherwise give consideration of more than Rs.100 million during the term of such Contract;

(ii) any Contract, for the sale of any property or for the furnishing of services by the Company, under the terms of which the Company is entitled to receive consideration of more than Rs.100 million during the term of such Contract;

(iii) any Contract relating to Indebtedness of the Company;

(iv) any material Contract with any Governmental Authority to which the Company is a party;

(v) any Contract with the Vendors or any Affiliate of the Vendors; and

(vi) any other Contract that is material to the business and operations of the Company.

“Notice” shall have the meaning ascribed to such term in Article 18 of this Agreement;

“Party” shall mean each of the Vendors, the Purchaser and the Company, and “Parties” shall mean all of them collectively;

“Person” shall mean any natural person, limited or unlimited liability company, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, ministry, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization;

“Purchase Consideration Amount” shall have the meaning ascribed to such term in Section 3 of this Agreement;

“Purchaser” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Purchaser Indemnified Party” shall have the meaning ascribed to such term in Section 9.1 of this Agreement;

“Purchaser Nominee Directors” shall mean the persons nominated by the Purchaser to be directors on the Board at Completion;

“Re.”, “Rs.” or “Rupees” shall mean the lawful currency of the Republic of India;

“Sale Shares” shall have the meaning ascribed to such term in Recital E of this Agreement;

“Share(s)” shall have the meaning ascribed to such term in Recital D of this Agreement;

“Taxes” shall mean, without limitation, all taxes, duties, fees, premiums, assessments, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;

“Tax Returns” shall mean all tax returns, declarations, statements, reports, schedules, forms, information returns or other documents filed or required to be filed with any Governmental Authority (including any amendments, attachments or exhibits to any of the foregoing);

“US GAAP” shall mean generally accepted accounting principles in the United States of America;

“Vendors” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Vendor Loan” shall mean an amount of Rs 699 million owed by BPL Com to the Company and agreed to be paid by the Purchaser as described in Section 5.1 (viii) of this Agreement; and

“Vendor Nominee Directors” shall mean, Mr. Anshuman Ruia, Ms. Bindu Saxena, Mr. Prem Rajani and Mr. Jayabharat Reddy;

1.2 Interpretation. In this Agreement:

(i) reference to a Party hereunder shall include such Party’s successors, permitted assigns and any persons deriving title under it;

(ii) references to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied, novated, supplemented or replaced from time to time in writing signed by the duly authorized representatives of each Party;

(iii) the descriptive headings of Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Sections;

(iv) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances unless the context otherwise permits;

(v) the terms “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Section of this Agreement. The terms “Recital” “Schedule” or “Section” mean and refer to the specified Recital of, Schedule to, and Section of, respectively, this Agreement;

(vi) any grammatical form of a defined term herein shall have the same meaning as that of such term; and

(vii) the words “including” and “includes” herein shall always mean “including, without limitation” and “includes, without limitation”, respectively.

2. AGREEMENT TO SELL AND PURCHASE SHARES

2.1 Purchase and Sale of Sale Shares. Subject to and in accordance with the terms and conditions of this Agreement, the Vendors shall, together with their nominees listed in Schedule 4 hereto, as the legal and beneficial owners of the Sale Shares, sell, assign, transfer and deliver the Sale Shares to the Purchaser and its nominees, and the Purchaser shall purchase and acquire from the Vendors and their nominees, the Sale Shares, together with all rights, including, without limitation, all ancillary rights now or hereafter attaching thereto, free and clear from any and all Encumbrances, other than the Encumbrances specified in Schedule 1.

3. PURCHASE CONSIDERATION

3.1	Purchase Consideration Amount. The consideration for the purchase of the Sale Shares by the Purchaser (the “Purchase Consideration Amount”) shall be as follows:

(a)	Rs 10,540 million shall be paid to BPL Com towards the purchase of the BPL Com Shares;

(b)	Rs 1,300 million shall be paid to ETHL towards purchase of the ETHL Shares;

(c)	USD equivalent at the exchange rate applicable on the date of payment of Rs 2,280 million (the “CGL Purchase Consideration Amount”), shall be paid to CGL towards purchase of the CGL Shares; and

(d)	Interest calculated at 12% per annum on the amounts in Section 3.1 (a) (less the Initial Deposit from the date of payment of the Initial Deposit and less the Additional Deposit from the date of payment of the Additional Deposit), (b) and (c), from 1 August 2005 until the actual date of payment of such amounts by the Purchaser.

The amount in Section 3.1(a) above will be increased by an amount (in Indian Rupees equivalent at the exchange rate applicable on the date of payment) of USD6,196,052 (the “Adjustment Amount”) being the amount equal to the difference between USD 21.4 million and USD27,596,052 actually paid for the purchase of the shares of BPL Com from Aidtel Holdings (Mauritius) Inc (“Aidtel”) and Inditel Holdings (“TVG). The Vendors shall provide evidence satisfactory to the Purchaser to substantiate the final amount that was paid to Aidtel and TVG. ETHL and CGL acknowledge that the Purchaser is only obligated to pay the Adjustment Amount to BPL Com.

3.2 The Purchaser has paid BPL Com on behalf of the Vendors on 3 October 2005, an interest-free deposit of Rs. 5,500 million, the receipt of which the Vendors hereby acknowledge (the “Initial Deposit”), which Initial Deposit shall be applied pro rata towards and against the Purchase Consideration Amount payable by the Purchaser to the Vendors. ETHL and CGL acknowledge that the Purchaser is only obligated to pay the Initial Deposit to BPL Com, and it is the sole responsibility of the Vendors to allocate the Initial Deposit amongst themselves. The Vendors acknowledge that it is their sole responsibility to convert any amounts of the Initial Deposit allocable to CGL into USD, and the Purchaser shall not be responsible for any difference resulting from the USD exchange rate used in any such conversion and the USD exchange rate applicable on the date of payment of the Remaining Balance (as defined in Section 5.1(vii).

3.3 The Purchaser shall pay BPL Com on behalf of the Vendors, within 7 days of the date of this Agreement, a further interest-free deposit of Rs. 9,000 million, (the “Additional Deposit”), which Additional Deposit shall be applied pro rata towards and against the Purchase Consideration Amount payable by the Purchaser to the Vendors. ETHL and CGL acknowledge that the Purchaser is only obligated to pay the Additional Deposit to BPL Com, and it is the sole responsibility of the Vendors to allocate the Additional Deposit amongst themselves. The Vendors acknowledge that it is their sole responsibility to convert any amounts of the Additional Deposit allocable to CGL into USD, and the Purchaser shall not be responsible for any difference resulting from the USD exchange rate used in any such conversion and the USD exchange rate applicable on the date of payment of the Remaining Balance (as defined in Section 5.1(vii).

3.4 Stamp Duty and Capital Gains. Any stamp duty payable under applicable Laws in connection with the transfer of the Sale Shares from the Vendors to the Purchaser shall be paid by the Purchaser.

4. CONDITIONS PRECEDENT TO COMPLETION

4.1 Conditions Precedent to Completion. Completion of this Agreement is conditional upon (and accordingly the ownership of the Sale Shares shall not pass until) the fulfilment and satisfaction of all of the conditions set forth below:

(i)	ETHL and CGL each providing the Purchaser, on or before payment of the Additional Deposit, with a pledge of shares and ETHL providing the Purchaser with a pledge of 100% of the preference shares it holds in BPL Com, in the format attached as Schedule 5, such pledges to secure the performance of the Vendors’ obligations under the terms of this Agreement;

(ii)	ETHL procuring at least 75% of the shareholders of BPL Com, on or before payment of the Additional Deposit, with a pledge of shares in the format attached as Schedule 6, to secure the performance of the Vendors’ obligations under the terms of this Agreement;

(iii)	receipt of regulatory and other approvals as necessary including but not limited to the approval of the DoT for the intra circle acquisition of the Company on terms satisfactory to the Purchaser;

(iv)	Relevant board and shareholder resolutions, if required, of the Vendors and the Company; in respect of entering into, execution and performance of this Agreement;

(v)	The receipt of the consents and permissions of the Lenders, in form and substance satisfactory to the Purchaser and without any adverse amendment to the terms of any existing loan to the Company other than those agreed to by the Purchaser, for the sale and purchase of the Sale Shares and the consummation of the transactions contemplated in this Agreement;

(vi)	The delivery by the Vendors to the Purchaser of:

(a) a certificate of the Board specifying any and all liability of the Company to the Lenders or to any Governmental Authority as of the Completion Date;

(b) written notices, in form and substance satisfactory to the Purchaser in its sole discretion, from each Vendor Nominee Director resigning from directorship of the Company and confirming that such director has no outstanding claims, whether for remuneration or otherwise, against the Company as at the date of such resignation;

(c) evidence to the satisfaction of the Purchaser in its sole discretion that the Vendors together with their nominees are the legal and beneficial owner of the entire 100% issued and outstanding equity share capital of the Company other than the KSIDC Shares and that there is no restriction on the transferability of the Sale Shares to the Purchaser;

(d) evidence to the satisfaction of the Purchaser in its sole discretion of the discharge or termination by the Vendors or the Company of any Encumbrances on the Sale Shares, including a certificate from the Depository Participant other than any Encumbrances specified in Schedule 1; and

(vii)	All representations and warranties of the Vendors, being true and accurate on the date of Completion;

(viii)	The dematerialization of the Sale Shares and the Vendors having a demat account to transfer the Sale Shares to the Purchaser in dematerialized form;

(ix)	Resolution of the board of directors of the Purchaser in respect of entering into, execution and performance of this Agreement;

(x)	CGL providing to the Purchaser all necessary documents (including but not limited to signed copies of Form FC-TRS, in quadruplicate, valuation certificates from the chartered accountant, tax clearance certificates from Income Tax Authorities, consent letters as may be required copies of prior approvals of the Reserve Bank of India and/or Government of India) required to be filed with the Authorised Dealer for the purpose of transfer of the Shares held by CGL in the Company to the Purchaser;

(xi)	No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement; and

(xii)	Since the date hereof, there shall have occurred no event, condition, practice or other matter or occurrence of any event which has had or which could reasonably be expected to have a Material Adverse Effect and there shall have been no discovery of any such event, condition, practice, matter or occurrence.

4.2 Responsibility for Satisfaction.

4.2.1 The Vendors and the Company hereby undertake to use all best efforts to ensure the satisfaction of the conditions set out in Sections 4.1(i), (ii), (iv), (v), (vi), (vii), (viii) and (x) by 31 March 2006 and the Parties shall use all best efforts to ensure satisfaction of the condition set out in Section 4.1(iii) by the Long Stop Date. Each Party hereby undertakes to use its reasonable endeavours in assisting the other Parties in ensuring such satisfaction. Without prejudice to the foregoing, the Parties agree that all requests and enquiries from any Governmental Authority shall be dealt with by the Parties in consultation with each other and the Parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by the other Parties.

4.2.2 The Parties agree that all applications and notifications required to seek the necessary approvals and consents referred to in Section 4.1 shall be made as soon as reasonably practicable after the date hereof. The Parties shall at all times keep each other fully informed of the progress of such applications and notifications.

4.2.3 Each Party shall promptly give notice to the other Parties of the satisfaction of the relevant conditions, along with documentary evidence, within two (2) Business Days of becoming aware of such satisfaction. If at any time, any of the Parties becomes aware of a fact or circumstance that may prevent any of the conditions set forth in Section 4.1 from being satisfied prior to the Long Stop Date, it shall promptly inform the other Parties in writing.

5. COMPLETION MECHANISM

5.1 Completion Date; Completion Deliveries. Completion shall take place on the Completion Date, in Mumbai, at the registered office of the Purchaser or at such other place as the Parties may agree to in writing. Subject to the satisfaction of the conditions to Completion set forth in Section 4.1 of this Agreement or waiver of the last outstanding condition by the Purchaser, the Parties shall consummate the following transactions on the Completion Date:

(i) The Purchaser shall provide the Vendors its Depository Participant’s ID and client ID.

(ii) The Vendors shall issue necessary instructions to their Depository Participants instructing their Depository Participants to debit the Sale Shares from the respective Vendor’s account and transfer them to the demat account of the Purchaser, and copies of such delivery instructions acknowledged by the respective Vendor’s Depository Participant shall be provided to the Purchaser.

(iii) The Depository Participant of the Purchaser shall confirm that the Sale Shares have been received in the Purchaser’s account.

(iv) The Vendors shall deliver to the Purchaser a certificate, in a form reasonably satisfactory to the Purchaser, stating that (a) the Vendors has performed and complied with all the covenants and agreements required to be performed by the Vendors under this Agreement on or prior to Completion and (b) the representations and warranties set forth in Sections 6.1 and 6.3 hereof are true and correct at and as of the Completion Date,

(v) The Company shall deliver to the Purchaser a certificate, in a form reasonably satisfactory to the Purchaser, stating that (a) the Company has performed and complied with all the covenants and agreements required to be performed by the Company under this Agreement on or prior to Completion and (b) the representations and warranties set forth in Section 6.3 hereof are true and correct at and as of the Completion Date.

(vi) The Vendors shall deliver or cause to be delivered to the Purchaser, copies, certified as true by a director of the Company, of resolutions of the Board, in form and substance satisfactory to the Purchaser in its sole discretion, approving:

(a) the transfer of the Sale Shares to the Purchaser and its nominees;

(b) the registration of the Purchaser and its nominees as the transferee of the Sale Shares in the Company’s Register of Members;

(c) the appointment of the Purchaser Nominee Directors; and

(d) the acceptance of the resignation of the Vendor Nominee Directors, such resignation to take effect on Completion.

(vii) The Vendors shall deliver to the Purchaser a certificate stating (a) that the Initial Deposit and Additional Deposit have been allocated to each of the Vendors and (b) the Purchase Consideration Amount, less the allocated Initial Deposit and Additional Deposit, to be paid to each of BPL Com, ETHL and CGL under Section 3.1(a) (inclusive of the Adjustment Amount), 3.1(b) and 3.1(c), respectively (together, the “Remaining Balance”). For the avoidance of doubt, the aggregate of the Initial Deposit, the Additional Deposit and the Remaining Balance cannot exceed the aggregate of the Purchase Consideration Amount and the Adjustment Amount.

(viii) The Purchaser shall deliver to the Vendors the Remaining Balance specified under Section 5.1(vii)(b) for each of them, provided that in respect of CGL’s Remaining Balance, such payment will be made by the Purchaser remitting CGL’s Remaining Balance through the Authorised Dealer for further credit to the account of CGL (the details of which shall be provided to the Purchaser prior to the Completion Date). After such remittance, CGL shall assist the Purchaser wherever required in order to obtain all necessary certificates from the Authorised Dealer.

(ix) The assumption by or novation to the Purchaser of the Vendor Loan shall be deemed to take place on the Completion Date so that the Purchaser shall as from the Completion Date be solely responsible for all liabilities in connection with the Vendor Loan and the Company hereby consents to such assumption or novation.

(x) The Vendors shall deliver to the Purchaser a receipt evidencing receipt by the Vendors of the payment in full of the respective Purchase Consideration Amount payable to each of them under Section 3.1.

The Parties agree that all proceedings and actions to be taken and all documents to be executed and delivered by the Parties at the Completion shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered unless and until all proceedings, action and documents, have been taken, executed and delivered, as the case may be.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties concerning the Vendors. The Vendors hereby represent and warrants to and for the benefit of the Purchaser, as of the date of this Agreement and as of the Completion Date, the representations and warranties specified in Schedule 2 to this Agreement.

6.2 Representations and Warranties concerning the Purchaser. The Purchaser hereby represents and warrants to and for the benefit of the Vendors, as of the date of this Agreement and as of the Completion Date, the representations and warranties specified in Schedule 3 to this Agreement,

6.3 Representations and Warranties concerning the Company. The Vendors and the Company hereby jointly and severally represent and warrant to and for the benefit of the Purchaser, as of the date of this Agreement and as of the Completion Date, the representations and warranties specified in Schedule 4 to this Agreement.

6.4 Reliance. The Vendor and the Company acknowledge that the Purchaser has and the Purchaser acknowledges that the Vendor has entered into this Agreement upon the basis of, and in reliance upon, the representations and warranties herein contained. The Parties acknowledge that the rights and remedies of the Purchaser under this Agreement shall not in any manner be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Completion Date, with respect to the accuracy or inaccuracy of any representation or warranty herein contained.

6.5 Separate Warranties. Each of the representations and warranties herein contained shall be separate and independent and shall not be limited by reference to any other representation or warranty or by any other provision of this Agreement.

7. PRE-COMPLETION COVENANTS

7.1 Management of the Company until Completion Date. Prior to the Completion, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Vendors and the Company shall not, and the Vendors shall cause the Company not to:

(i) manage or conduct the Business other than in its ordinary course of business;

(ii) sell, transfer, contribute, distribute, or otherwise dispose of any assets of the Company or create or allow to be created or suffer any Encumbrance over any of its assets including intangible assets or agree to do any of the foregoing, to any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the ordinary course of business;

(iii) assign, transfer or give right to use any intellectual property or the technical know-how owned or licensed to the Company in relation to the Business of the Company to any other third Person;

(iv) incur any capital expenditure on any single item in excess of Rs.100,000,000 or aggregate capital expenditure in excess of Rs.500,000,000, or enter into any contract or commitment therefor;

(v) enter into any contract with any Affiliate of the Company or the Vendors;

(vi) enter into any new Material Contract other than renewal of an existing Material Contract on substantially similar commercial terms;

(vii) alter the terms of any existing Material Contract;

(v) borrow any funds in excess of Rs.100,000,000 in aggregate or incur any other Indebtedness or liability to any Person in excess of Rs.100,000,000 in aggregate;

(vii) amend its memorandum and/or articles of association in any manner that may adversely affect the consummation of the transactions contemplated in this Agreement;

(viii) authorize the issuance of, or issue, sell, transfer or otherwise dispose of any shares, warrants or other securities convertible into shares or stock options or bonus or enter into any contract with any Person in respect of the same, other than as contemplated in this Agreement;

(ix) directly or indirectly declare, pay, make or otherwise effectuate any dividends, distributions, redemption, equity repurchases or other transactions involving the Company’s capital stock or equity securities;

(x) withdraw, cancel, transfer or permit to lapse any of the Governmental Authorizations obtained by the Company to carry on its business;

(xi) make any loans to or take any loans from any employee or officer of the Company or alter the employment terms of any senior employee;

(xii) cancel any debts or claims or make any diminution in the tangible assets of the Company or enter into any lease or service agreements or waive any rights of substantial value except in the ordinary course of business;

(xii) engage in any activity other than in the ordinary course of business which would delay the collection of its accounts or notes receivable or accelerate the payment of its accounts payable or accelerate its capital expenditure;

(xv) dispose of any interest in the Sale Shares or grant any option or right of pre-emption over, or create or allow to be created or suffer any Encumbrances over, the Sale Shares;

(xvi) in connection with a claim by or liability to a third party, no admission of liability shall be made by or on behalf of the Company and no such claim shall be compromised, disposed of or settled by the Company;

(xvii) do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of this Agreement or have (or be likely to have) a Material Adverse Effect;

(xviii) amend the terms of any loan facilities or debentures, available to or issued by the Company in any detrimental way;

(xix) extend or grant any loans by the Company to the Vendors or their respective shareholders or guarantee any Indebtedness incurred by the Vendor or their respective shareholders;

(xx) take any act equivalent to liquidating the Company; or

(xxi) take or refrain from taking any action which has or may have the effect of jeopardising (i) the continuation of the Licences; or (ii) the obtaining of the requisite DoT approval for consummation of the sale of the Sale Shares as provided for in this Agreement;

In addition the Vendors and the Company shall provide the Purchaser with fortnightly cash flow and monthly profit and loss accounts in respect of the Company. Additionally, a designated representative of the Purchaser shall be entitled to schedule a fortnightly meeting with the Chief Executive Officer and Chief Financial Officer of the Company to discuss operational issues. In the event of any meetings of the Board being held between the date of this Agreement and the Completion Date, the Purchaser will be provided with the agenda as well as the minutes of such Board meetings and will also be entitled to have a representative attend such board meetings as an observer or, in the case of written resolutions, be provided with a draft of such written resolutions before they are circulated to the directors of the Company and, when passed, a copy of the signed resolutions.

7.2 Purchaser IPO. At any time prior to Completion, if the Purchaser undertakes an initial public offering of its shares, the Vendors shall, and shall cause the Company to:

(i) provide and/or procure all information requested by the Purchaser, including with respect to the business, finances, operations and prospects of the Company and its subsidiaries, associates and joint ventures, and if necessary, any such information with respect to the Vendors, and will extend full cooperation to the Purchaser; and

(ii) prepare and/or restate financial statements of the Company and its subsidiaries, associates and joint ventures, under Indian GAAP, IFRS and/or US GAAP and/or the rules/regulations of any Governmental Authority, and for such financial periods and in such manner as requested by the Purchaser, including preparation or assistance in preparation of consolidated, combined, pro forma and/or restated financial statements by the Purchaser.

8. ADDITIONAL COVENANTS

8.1 Compliance with Law. The Parties shall be responsible for their respective compliance obligations under the Laws of the Republic of India pursuant to this Agreement, and shall fulfil such compliance obligations in a manner that does not cause any undue delay in the implementation of this Agreement. The Parties shall, and shall cause the Company to, use, in each case, reasonable efforts to complete at the earliest any filing or receipt of any and all governmental and non-governmental filings, authorizations, consents and approvals that may be required for the sale and purchase of the Sale Shares and the consummation of the transactions contemplated under this Agreement.

8.2 Further Acts. The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Completion.

8.3 Use of BPL Brand. The Vendors shall procure for the Company the right to use the trademark and the other intellectual property rights related to, and required in order to enable the full use of the brand “BPL Mobile” without charge, during a transition period up to 30th June 2006, so that the Purchaser can transition from this brand to its own brand in an orderly manner and ensure that prior to the Completion Date the Company has unrestricted use of the trademark and the other intellectual property rights related to use of the brand “MOTS.

8.4 KSIDC Shares. The Vendors undertake to use their best endeavours to purchase or procure the purchase, as soon as reasonably practicable, of the KSIDC Shares and promptly transfer them to the Purchaser free from encumbrance and at no further cost to the Purchaser.

8.5 Completion of BCL Agreement and Non-Completion of this Agreement. In the event the completion of the BCL Agreement has taken place and Completion of this Agreement has not occurred by the Long Stop Date, then the Purchaser shall on behalf of the Vendors arrange for a bona fide sale of the Company to a third party in the most efficient manner possible at the time. The proceeds of such sale (“Third Party Sale Proceeds”) shall be applied firstly in such a manner that the Vendors receive an aggregate amount equivalent to the Purchase Consideration Amount (less the Initial Deposit and the Additional Deposit). The Third Party Sale Proceeds in excess of the Purchase Consideration Amount (less the Initial Deposit and the Additional Deposit), shall be immediately paid to the Purchaser.

9. INDEMNITY

9.1 Indemnification by the Vendors. Upon Completion the Purchaser shall be indemnified and held harmless by the Vendors for any Loss suffered or incurred by the Purchaser in connection with, arising out of or resulting from:

(i) any matter inconsistent with, or any breach of, any representation and/or warranty made by the Vendors or the Company contained in this Agreement; and

(ii) any breach or failure of performance (in whole or in part) of any covenant, obligation or agreement by the Vendors or the Company contained in this Agreement.

9.2 Indemnity Payments. Any payment made by the Company or the Vendors pursuant to Section 9.1 shall be made free and clear of and without deduction for or on account of any Taxes, charges, fees, costs, expenses or duties except as may be required by any Law. If any Taxes or amounts in respect of such charges, fees, costs, expenses or duties must be deducted, or any other deductions must be made, from any amounts payable or paid pursuant to Section 9.1 such additional amounts must be paid by the applicable Party as may be necessary to ensure that the receiving Party receives a net amount equal to the full amount which it would have received had payment not been made subject to such Taxes, charges, fees, costs, expenses or duties.

9.3 Notice of Claims. Any indemnifiable claim under this Agreement must, in order to be valid and effective hereunder, be asserted by the Purchaser by delivery of written notice thereof to the Vendors, provided that if such claim is under Section 9.1(i), it must be delivered on or before the Applicable Limitation Date.

9.4 Limitations on Liability. Notwithstanding any other provision of this Agreement, the indemnification obligations of the Vendors and the Company under Section 9.1(i), shall be subject to the following limitations:

(i) No Party shall be liable, pursuant to Section 9.1(i), to indemnify the other Party(ies) for any individual claim relating to any breach of, or any matter inconsistent with, any representation or warranty contained herein, unless such claim is for Losses in excess of Rs. 2,500,000 (the “Individual Claim Threshold”); and

(ii) No Party shall be liable, pursuant to Section 9.1(i) to indemnify the other Party(ies) for any claim(s) relating to any breach of, or any matter inconsistent with, any representation or warranty contained herein, unless the Losses from such claims (each such claim exceeding the Individual Claim Threshold) in the aggregate exceed Rs. 25,000,000 (the “Aggregate Liability Threshold”). After the Losses exceed the Aggregate Liability Threshold, the indemnifying Party shall pay all Losses, subject only to Section 9.4(i).

9.5 Right to Indemnification not Affected by Knowledge. The right to indemnification, payment of damages or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after Completion, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

9.6 Non-Exclusive Remedies. The foregoing indemnification provisions set forth in this Clause 9 are in addition to, and not in derogation of, any statutory, equitable or common law remedy that may be available to any Party.

10. TERMINATION

10.1 Termination by the Parties. This Agreement may be terminated in any of the following manner:

(i)	At any time, on or prior to Completion, (a) by the Vendors or the Company in writing, if the Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement, (b) by the Purchaser in writing, if the Vendors or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, and provided further that, if any such breach is capable of cure, the Party seeking to terminate the Agreement has first provided written notice in reasonable detail of such breach to the breaching Party and given the Party in breach thirty (30) days to cure such breach; or

(ii)	If completion has not taken place under the BCL Agreement by 31st January 2006; or

(iii)	At any time, on or prior to Completion, by the Purchaser in writing if it determines that any of the conditions set out in Section 4.1 are incapable of being satisfied; or

(iv)	By any Party, in writing if Completion has not taken place, on or prior to the occurrence of the Long Stop Date.

Upon termination for a reason other than material breach of any representation, covenant, warranty by the Purchaser, the Initial Deposit shall be repaid to the Purchaser promptly and in any event no later than 5 business days after such termination.

Upon termination for any reason, the Additional Deposit shall be repaid to the Purchaser promptly and in any event no later than 5 business days after such termination.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 above, this Agreement and any documents delivered pursuant hereto shall have no further force or effect and, unless expressly provided otherwise in this Agreement, no Party shall have any further liability or obligation with respect to this Agreement. The provisions of Sections 1, 9, this Section 10.2, Sections 11, 14, 15, 18, 19, 20, 21 and 22 shall survive the termination of this Agreement and nothing herein shall relieve any Party from its obligations under such provisions or from any liability pursuant to this Agreement prior to its termination.

11. DISPUTE RESOLUTION

(i) Any dispute, difference or claim, that is not settled within 30 Business Days of the date on which such dispute, difference or claim is raised, arising out of or in connection with this Agreement including the construction, validity, execution, performance, termination or breach hereof (a “Dispute”) shall be referred to final and binding arbitration under the Rules of Conciliation and Reconciliation Act, 1996 (“Arbitration Act”). Such arbitration shall be held in Mumbai, India. All proceedings of such arbitration shall be in the English language.

(ii) The arbitration panel shall consist of three arbitrators. Each party to the Dispute shall appoint one arbitrator and the presiding arbitrator shall be appointed in accordance with the Arbitration Act.

(iii) The arbitral award/s rendered shall be final and binding and shall not be subject to any form of appeal. All reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by any Party in connection with any Dispute will be paid by the other Parties in accordance with the directions of the sole arbitrator.

12. CONTINUING AND BINDING EFFECT OF AGREEMENT

12.1 Subject to Section 10, the provisions of this Agreement shall so far as they are capable of being performed continue in full force and effect notwithstanding Completion except in respect of matters then already performed.

12.2 For the avoidance of doubt, this Agreement shall be binding on and shall inure to the benefit of each Party’s successors in interest. The Parties shall not assign or transfer any of their respective rights or obligations under this Agreement without the prior consent in writing of the other Parties.

13. TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

14. CONFIDENTIALITY

14.1 Confidentiality. Any communications between the Parties, the terms and conditions of this Agreement, the documents contemplated hereby, the transactions contemplated hereunder and there under, and any other information and other material supplied to or received by one Party from the other Party which is either marked “Confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the Business of the Company, or the business, transactions, operations or financial arrangements of the disclosing Party or of any Person with whom any of them has a confidential relationship (together, the “Confidential Information”), shall not be disclosed by the recipient to any third Persons (other than to the recipient’s Affiliates or their officers, employees and advisers on a need to know basis) unless or until:

(i) such information is received from a third Person without any condition of confidentiality; or

(ii) the recipient or any Affiliate of the recipient is required to disclose such information by any Governmental Authority (including, without limitation under the rules of any relevant stock exchange), or pursuant to any Law; or

(iii) the recipient can reasonably demonstrate that the information is available in the public domain, whereupon, to the extent that it is public, this obligation shall cease; or

(iv) it is required to be furnished to the bankers of and in such case such disclosure shall only be made in confidence and the recipient shall procure that each such Person to whom disclosure is made shall before such disclosure give an undertaking on the same terms as this Section 14.1; or

(v) such information is required to be disclosed to any stock exchange or any regulatory or administrative authority or in an offer document in connection with the offering of any securities and/or the listing of any Party or any of its Affiliates or their securities on any stock exchange.

14.2 Public Announcement. The Parties or their respective Affiliates shall not issue, or cause the publication of, any press release or other announcement or public communication concerning the transactions contemplated by this Agreement, except (i) with the prior approval of the other Parties, which approval shall not be unreasonably withheld, or (ii) when required by Law, after intimation (of not less than thirty six (36) hours prior to such press release, announcement or communication unless otherwise required by any Governmental Authority) to the other Parties, and then only to the extent required by Law.

15. COSTS

Each Party shall bear its own legal and other costs and expenses incurred by it in connection with the preparation and execution of this Agreement and the sale and purchase of the Sale Shares.

16. AMENDMENT

No amendment, supplement, modification or clarification to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the Parties to this Agreement.

17. WAIVER

The failure to exercise any rights, elections or remedies provided for herein shall not be considered a waiver of such provision, right, election or remedy or in any way affect the validity of this Agreement. The failure of any Party to enforce any such rights, elections or remedies shall not preclude such Party from later enforcing or exercising any rights, elections or remedies that it may have under this Agreement. Any waiver of a provision, right or remedy will be effective only when communicated in writing.

18. NOTICES

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to ETHL at:

Essar Teleholdings Limited

Essar House

11 K. K. Road

Mahalaxmi

Mumbai 400 034

Attention:	Vikash Saraf, CEO
Fax:	+91-22-2495 4773

(b)	in the case of a Notice to BPL Com at:

BPL Communications Limited

127, BPL Center, Manmala Tank Road,

Taikalwadi, Mumbai 400 016

Attention:	Ms. K. Madhvi, Company Secretary
Fax:	+91 22 2430 8784

in the case of a Notice to CGL at:

Capital Global Limited

10, Frere Felix de Valois Street,

Port Louis,

Mauritius

Attention:	Mr. Mohanan Aniyath
Fax:	(230) 212 5265

(b)	in the case of a Notice to the Purchaser at:

Hutchison Essar Limited

Hutch House

Peninsula Corporate Park

Ganpatrao Kadam Marg

Lower Parel

Mumbai 400 013, India

Attention:	Company Secretary
Fax:	+91 22 5666 1241

(c)	in the case of a Notice to the Company at:

BPL Mobile Communications Limited

127, BPL Center, Manmala Tank Road,

Taikalwadi, Mumbai 400 016

Attention:	Mr. Vikash Saraf, Director
Fax:	+91 22 2430 8784 / +91 22 2495 4773

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

19. SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or the applicable part of such provision, and the remaining part of such provision and all other provisions of this Agreement shall continue to remain in full force and effect.

20. GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the Laws of the Republic of India.

21. COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

22. SPECIFIC PERFORMANCE

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agree that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at equity or in law.

23. INTEGRATION

This Agreement constitutes the entire agreement, and supersedes any previous agreements, between the Parties relating to the subject matter of this Agreement, except for the binding term sheet dated 26 September 2005 (the “Term Sheet”) between the Purchaser and the Vendors, which shall survive the entering into of this Agreement; provided, that in the event of any express conflict or inconsistency between the provisions of this Agreement and the provisions of the Term Sheet, the provisions of this Agreement will govern and prevail.

IN WITNESS WHEREOF the Parties have entered into this Agreement the day and year first above written.

Witnessed by:	BPL COMMUNICATIONS LIMITED

Name:	By:
Address:	Name:
Title:

ESSAR TELEHOLDINGS LIMITED

Name:	By:
Address:	Name:
Title:

CAPITAL GLOBAL LIMITED

Name:	By:
Address:	Name:
Title:

HUTCHSION ESSAR LIMITED

Name:	By:
Address:	Name:
Title:

BPL MOBILE CELLULAR LIMITED

Name:	By:
Address:	Name:
Title:

SCHEDULE 1

Encumbrances on Sale Shares

BMCL

Pledgee	No of Shares	% of Equity	Particulars of pledge (what facility etc)	Status of Shares (Demat/ physical)
ICICI Trusteeship Services Ltd. (as security trustee for CDR lenders)	63,740,931	74%	Under the CDR Scheme dated April 15, 2004 sanctioned by the Corporate Debt Restructuring Cell	Demat

Total	63,740,931	74%

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE VENDORS

2.1.1 Organization of the Vendors; Authority. Each of the Vendors is duly organized and validly existing under the Laws of the place of its incorporation and has the requisite corporate power, authority and capacity to enter into this Agreement, and the other documents contemplated hereby to which the concerned Vendor is a party, and to perform its obligations hereunder and there under. This Agreement and the other documents contemplated hereby to which the Vendors are a party have been duly executed and delivered by each one of them and constitute the Vendors’ valid, legal and binding obligations of the, enforceable against the Vendors in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or other Laws of general applicability affecting creditors’ rights or the application of equitable principles.

2.1.2 Consents; Absence of Conflict. Except as disclosed, in writing by the Vendor, prior to the date of this Agreement or as contemplated in Section 4.1, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Authority or any other Person is required in order to permit the Vendors to sell the Sale Shares to the Purchaser or otherwise to perform its obligations under this Agreement. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Vendors or the Company are a party, nor, subject to the receipt of the consents and approvals contemplated in Section 4.1, the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third Person the right to terminate or to accelerate any obligation under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Vendors or the Company are bound or affected, or pursuant to any Laws. Except as disclosed, in writing by the Vendors, prior to the date of this Agreement, neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Vendors or the Company are a party, nor, subject to the receipt of the consents and approvals contemplated in Section 4.1, the consummation of the transactions contemplated hereby and thereby, shall (x) result in the creation of any Encumbrance upon the Sale Shares, or (y) require any authorization, consent, approval, execution or other action by any Governmental Authority.

2.1.3 Good Title. The Vendors’ ownership of the Sale Shares consists of good, valid and indefeasible title, free and clear of any and all Encumbrances, except as disclosed in Schedule 1. Except as disclosed, in writing by the Vendor, prior to the date of this Agreements, the Vendors are not party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Sale Shares other than this Agreement. Except as disclosed, in writing by the Vendor, prior to the date of this Agreement, the Vendors are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Sale Shares or any agreement that requires or may require additional Shares of the Company to be issued or allotted beyond its present issued Shares nor have any claims been made by any person entitled or claiming to be entitled to any of the foregoing. Except as disclosed in Schedule 1, the Vendors will at Completion be entitled to sell and transfer the Sale Shares and pass full legal and beneficial ownership thereof to the Purchaser free from any Encumbrance, in accordance with the terms of this Agreement.

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER

3.1.1 Organization of the Purchaser; Authority. The Purchaser is duly organized and validly existing under the Laws of the Republic of India and has the requisite corporate power, authority and capacity to enter into this Agreement, and the other documents contemplated hereby to which the Purchaser is a party, and to perform its obligations hereunder and there under. This Agreement and the other documents contemplated hereby to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute valid, legal and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or other Laws of general applicability affecting creditors’ rights or the application of equitable principles.

3.1.2 Absence of Conflict. Except as disclosed, in writing by the Purchaser, prior to the date of this Agreement, neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Purchaser is a party, nor, subject to the receipt of the consents and approvals contemplated in Section 4.1, the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third Person the right to terminate or to accelerate any obligation under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Purchaser is bound or affected, or pursuant to any Laws.

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

(a)	Organisation, Good Standing. The Company is a closely-held public company duly incorporated, validly existing and in good standing under the laws of India with the requisite corporate power to own, operate or lease its properties and to carry on the business in which it is presently engaged.

(b)	Information. The Vendors have made all such disclosures as required by the Purchaser.

(c)	Capitalisation and Voting Rights. There are no outstanding securities, obligations, rights, subscriptions, warrants, options or other contracts of any kind that give any person the right to purchase or otherwise receive or be issued any share in the share capital of the Company (or any interest therein) or any security of any kind convertible into or exchangeable for any shares in the share capital of the Company (or any interest therein).

(d)	Approvals and License. The Company has been granted, and there are now in force, all necessary approvals and license for provision of the cellular mobile telephone services in the Mumbai telecom circle and for the proper carrying on of its business in the places and in the manner in which such business is now carried on and there are no facts or matters which have occurred or are likely to occur which will or are likely to occur which will or are likely to result in a revocation or suspension of any such approvals or license.

(e)	Since the Accounts Date, except as disclosed, in writing, together with supporting documents:

(i)	The Company has not disposed of or parted with possession of any of their assets or entered into any transaction or assumed or incurred any liabilities or made any payment, except in the ordinary and usual course of trading and at arm’s length;

(ii)	there has been no material adverse change in the financial position or trading prospects or turnover of the Company and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such charge;

(iii)	all payments of money received by the Company has been credited to its accounts with its bankers.

(f)	Since the last audited accounts of 31st March 2005, the Company has not acquired or agreed to acquire any asset the consideration for the acquisition of which was or will be in excess of its market value.

(g)	The Company has not disposed or agreed to dispose of any asset, the consideration for the disposal of which was or will be less than its market value, or where consideration payable by instalments where any instalment remains unpaid.

(h)	Except as disclosed in writing prior to the date of this Agreement, such assets as stated in the books of account as at the Accounts Date continue to be owned by the Company and that no sale of any material assets has taken place since the last accounts date of 31st March 2005;

(i)	The Company has the requisite corporate power, authority and capacity to enter into this Agreement, and the other documents contemplated hereby to which it is a party, and to perform its obligations hereunder and there under. This Agreement and the other documents contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or other Laws of general applicability affecting creditors’ rights or the application of equitable principles.

(j)	Except as contemplated in Section 4.1, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Authority or any other Person is required in order to permit the Company to perform its obligations under this Agreement. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Company is a party, nor, subject to the receipt of the consents and approvals contemplated in Section 4.1, the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third Person the right to terminate or to accelerate any obligation under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or pursuant to any Laws. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Company is a party, nor, subject to the receipt of the consents and approvals contemplated in Section 4.1, the consummation of the transactions contemplated hereby and thereby, shall (x) result in the creation of any Encumbrance upon the Sale Shares, or (y) require any authorization, consent, approval, execution or other action by any Governmental Authority.

SCHEDULE 5

[On Stamp Paper of Nominal Value]

[date]

To:	Hutchison Essar Limited
Peninsula Corporate Park,
Ganpatrao Kadam Marg, Lower Parel,
Mumbai 400 013, India

Dear Sirs

1.	We refer to the share purchase agreement dated the date hereof (the “Share Purchase Agreement”) among BPL Communications Limited (“BPL Com”), Essar Teleholdings Limited (“Essar Teleholdings”), Capital Global Limited (“CGL”) and together with BPL Com and Essar Teleholdings, the “Vendors”), Hutchison Essar Limited (the “Purchaser”) and BPL Mobile Communications Limited (the “Company”), pursuant to which the Vendors have agreed to sell, and the Purchaser has agreed to acquire and purchase from the Vendors, the Vendors’ entire equity interest in the Company, in consideration for the amounts stated therein.

2.	Unless the context otherwise requires, all terms with initial capitals used in this letter agreement and not otherwise defined in this letter agreement shall have the meaning ascribed to such terms in the Share Purchase Agreement.

3.	In order to secure the prompt and complete discharge of the obligations of the Vendors in connection with the Share Purchase Agreement, Essar Teleholdings and CGL, with full title and guarantee, hereby grant, set over and deliver, pledge and create a lien over, to and in favour of the Purchaser, a first priority security interest in or related to any and all of the Vendors’ right, title and interest in and to the 8,605,360 shares held by Essar Teleholdings and the 13,790,882 shares held by CGL in the Company as more specifically described herein and Essar Teleholdings with full title and guarantee, hereby grants, sets over and delivers, pledges and creates a lien over, to and in favour of the Purchaser, a first priority security interest in or related to any and all of the Vendors’ right, title and interest in and to the 17,385,000 preference shares (“Pref Shares”) in BPL Com, held by Essar Teleholdings (such Company Shares and Pref Shares, the “Security Interest Shares”, and such security interest, the “Security Interest”).

Particulars of Security Interest Shares

Class of Shares	Registered Owner	Par Value	Folio Number	Share Certificate Number	Number of Shares
Company’s ordinary shares	Essar Teleholdings				8,605,360
	CGL				13,790,882

BPL Com Preference Shares	Essar Teleholdings	Rs100			17,385,000

4.	The Security Interest shall remain valid and enforceable, and available to the Purchaser, through the Completion Date.

5.	Essar Teleholdings and CGL acknowledge that the Vendors have delivered to the Purchaser (i) the relevant dematerialised certificates confirming the registration of the pledge over the Security Interest Shares, and (ii) duly executed instruments of transfer in blank, relating to the Security Interest Shares, all in form and substance satisfactory to the Purchaser.

6.	The Vendors agree that the Security Interest created hereby (i) shall operate as a continuing security, and (ii) shall not be satisfied by any intermediate payment or satisfaction of any part of the indemnity obligations of the Vendors.

7.	In the event that the Vendors fail to promptly or completely discharge their obligations in respect of the Agreement, the Purchaser or its duly authorized representative shall have the right, without being required to give any notice (except as may be required by mandatory provisions of law), in such manner and upon such terms and conditions as the Purchaser may, in its sole discretion, think fit, to (i) sell, transfer, assign, exchange and otherwise dispose of or realise all or some of the Security Interest Shares, either by public offer or auction, tender or private contract, and (ii) do all such other acts and things that the Purchaser may consider necessary or expedient or incidental to the exercise of any of the rights conferred on the Purchaser under or by virtue of this letter agreement.

8.	Essar Teleholdings and CGL hereby irrevocably appoint the Purchaser their attorney-in-fact with full authority of substitution in the place and stead of Essar Teleholdings and CGL and in the name of Essar Teleholdings and CGL or otherwise, for the purpose of carrying out the provisions of this letter agreement.

9.	This letter agreement shall be governed by, and construed in accordance with, the laws of the Republic of India.

10.	Please confirm your acceptance and agreement to the terms of this letter agreement by signing below and returning the attached copies.

Yours faithfully,

Essar Teleholdings Limited

By:
Title:

Capital Global Limited

By:
Title:

ACCEPTED
Hutchison Essar Limited

By:
Title:

SCHEDULE 6

PLEDGE OF BPL COM SHARES

[On Stamp Paper of Nominal Value]

[date]

To:	Hutchison Essar Limited

Peninsula Corporate Park,

Ganpatrao Kadam Marg, Lower Parel,

Mumbai 400 013, India

Dear Sirs

11.	We refer to the share purchase agreement dated the date hereof (the “Share Purchase Agreement”) among BPL Communications Limited (“BPL Com”), Essar Teleholdings Limited (“Essar Teleholdings”), Capital Global Limited (“CGL”) and together with BPL Com and Essar Teleholdings, the “Vendors”), Hutchison Essar Limited (the “Purchaser”) and BPL Mobile Communications Limited (the “Company”), pursuant to which the Vendors have agreed to sell, and the Purchaser has agreed to acquire and purchase from the Vendors, the Vendors’ entire equity interest in the Company, in consideration for the amounts stated therein.

12.	Unless the context otherwise requires, all terms with initial capitals used in this letter agreement and not otherwise defined in this letter agreement shall have the meaning ascribed to such terms in the Share Purchase Agreement.

13.	In order to secure the prompt and complete discharge of the obligations of the Vendors in connection with the Share Purchase Agreement, We, Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc, with full title and guarantee, hereby grant, set over and deliver, pledge and create a lien over, to and in favour of the Purchaser, a first priority security interest in or related to any and all of the Vendors’ right, title and interest in and to the 770,068,107 shares held by Santa Trading Private Limited Inc and the 109,775,324 shares held by Deccan Asian Infrastructure (Mauritius) Inc in BPL Com as more specifically described herein (such BPL Com shares, the “Security Interest Shares”, and such security interest, the “Security Interest”).

Particulars of Security Interest Shares

Class of Shares	Registered Owner	Par Value	Folio Number	Share Certificate Number	Number of Shares
BPL Com’s ordinary shares	Santa Trading Private Limited				770,068,107
	Deccan Asian Infrastructure (Mauritius) Inc				109,775,324

14.	The Security Interest shall remain valid and enforceable, and available to the Purchaser, through the Completion Date.

15.	Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc have delivered to the Purchaser (i) the relevant dematerialised certificates confirming the registration of the pledge over the Security Interest Shares, and (ii) duly executed instruments of transfer in blank, relating to the Security Interest Shares, all in form and substance satisfactory to the Purchaser.

16.	Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc agree that the Security Interest created hereby (i) shall operate as a continuing security, and (ii) shall not be satisfied by any intermediate payment or satisfaction of any part of the indemnity obligations of the Vendors.

17.	In the event that the Vendors fail to promptly or completely discharge their obligations in respect of the Agreement, the Purchaser or its duly authorized representative shall have the right, without being required to give any notice (except as may be required by mandatory provisions of law), in such manner and upon such terms and conditions as the Purchaser may, in its sole discretion, think fit, to (i) sell, transfer, assign, exchange and otherwise dispose of or realise all or some of the Security Interest Shares, either by public offer or auction, tender or private contract, and (ii) do all such other acts and things that the Purchaser may consider necessary or expedient or incidental to the exercise of any of the rights conferred on the Purchaser under or by virtue of this letter agreement.

18.	Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc hereby irrevocably appoint the Purchaser their attorney-in-fact with full authority of substitution in the place and stead of Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc in the name of Santa Trading Private Limited and Deccan Asian Infrastructure (Mauritius) Inc or otherwise, for the purpose of carrying out the provisions of this letter agreement.

19.	This letter agreement shall be governed by, and construed in accordance with, the laws of the Republic of India.

20.	Please confirm your acceptance and agreement to the terms of this letter agreement by signing below and returning the attached copies.

Yours faithfully,

Santa Trading Private Limited

By:
Title:

Deccan Asian Infrastructure (Mauritius) Inc

By:
Title:

ACCEPTED
Hutchison Essar Limited

By:
Title: